Exhibit 99.1

Media contact: Janice D. Lantz Manager, Communications 800 Cabin Hill Drive Greensburg, Pa. 15601-1689 Phone: (724) 838-6984 Media Hotline: 1-888-233-3583 E-Mail: jlantz@alleghenyenergy.com	Investor contact: Max Kuniansky Director, Investor Relations 800 Cabin Hill Drive Greensburg, Pa. 15601-1689 Phone: (724) 838-6895 E-Mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy to Proceed with Sale of Interest in Ohio Valley Electric Corporation

Greensburg, Pa., June 23, 2004 – Allegheny Energy, Inc. (NYSE:AYE) today announced that it and its subsidiary, Allegheny Energy Supply Company, LLC, will proceed with their previously announced agreement with Buckeye Power Generating, LLC (Buckeye), an affiliate of Buckeye Power, Inc., of Columbus, Ohio, to sell their interests in the Ohio Valley Electric Corporation (OVEC).

The Buckeye transaction is proceeding now that the other OVEC utility owners have declined to exercise their right of first offer from Allegheny Energy and Allegheny Energy Supply.

“The completion of the OVEC owner approval process moves us a step closer to closing the Buckeye transaction and improving our financial condition,” stated Paul J. Evanson, Chairman and CEO.

In exchange for acquiring a nine percent equity interest and power rights in OVEC, Buckeye will pay $102 million in cash and become responsible for approximately $37 million in OVEC debt under the OVEC power agreement. In addition, after closing on the transaction, Allegheny Energy Supply will retain the rights to nine percent of the power (approximately 203 megawatts) until March 12, 2006.

Buckeye has until August 16, 2004, to obtain a commitment for financing the transaction and receive an investment grade credit rating. The agreement remains subject to certain closing conditions, including third party consents, and state and federal regulatory approvals.

OVEC is owned by several investor-owned electric utilities in the Ohio Valley region. OVEC owns two coal-fired power plants with the following year-round, net generating capability: the Kyger Creek Plant (1,028 megawatts) at Cheshire, Ohio, and the Clifty Creek Plant (1,228 megawatts) at Madison, Indiana. Allegheny Energy and another subsidiary, Monongahela Power Company, also own a 3.5 percent equity interest and power rights in OVEC, which are not included in the Buckeye transaction.

Headquartered in Greensburg, Pa., Allegheny Energy is an integrated energy company with a portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about four million people in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Buckeye Power, Inc., based in Columbus, is a member-owned generation and transmission cooperative supplying power and energy to the electric distribution cooperatives in Ohio. The cooperatives’ certified service territory covers nearly 40 percent of the land area in the state and encompasses 77 of Ohio’s 88 counties. They serve more than 335,000 homes, farms, businesses and industries.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.  These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s delivery business, Allegheny Power; the closing of various agreements; execution of restructuring activity and liquidity enhancement plans; results of litigation; financing and plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties.  There can be no assurance that actual results will not materially differ from expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny’s competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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